Exhibit 10.49

Amendment to

Management Employment Agreement

This Agreement to Management Employment Agreement (the “Amendment”) is hereby entered into between John Sory (hereinafter known as the “Employee”) and eResearchTechnology, Inc. (together with its affiliated corporations hereinafter known as the “Company”):

1.	TERM; TERMINATION AND TERMINATION BENEFITS

a.	Notwithstanding any contrary provision contained in this Agreement, upon the first occurrence of a Trigger Event (as hereafter defined), the Employee shall be entitled to receive (i) severance equal to 100% of his then current annual salary and applicable bonus (calculated assuming 100% achievement and pro rated based on the number of days elapsed during the year prior to the date on which the termination of employment occurred), payable in one lump sum (ii) continuation of Benefits (as hereafter defined), subject to applicable benefit plan provisions, for one year (or, if earlier, until such time as Employee shall have obtained new employment with benefits substantially comparable to the Benefits); and (iii) accelerated vesting of all stock options, such that all stock options held by Employee immediately prior to the date of Change of Control (as hereafter defined) shall become exercisable in full as of the date of the Change of Control. In addition, upon the first occurrence of a Trigger Event, any restrictions with respect to any restricted stock or restricted stock units granted to the Employee under the Company’s equity incentive plans shall lapse and any conditions applicable to any long-term performance award or performance shares granted to the Employee under such plans shall be terminated.

The term “Benefits” as utilized in this Section 11, shall mean standard health, dental and vision benefits through COBRA continuation if elected, all of which are subject to any applicable premium co-pay, and car allowance.

The term “Trigger Event” as utilized in this Section 11 shall mean the occurrence of a Change of Control (as hereafter defined) in connection with or after which either (i) the Employee is terminated other than for Cause within 12 months after the occurrence of the Change of Control or (ii) the Employee resigns his employment within six months after the Change of Control because neither the Company nor the other party to the Change of Control (the “Buyer”) offers the Employee a position with comparable responsibilities, authority, location and compensation or either reduces the responsibilities, authority or compensation for such position or changes its location within such six-month period.

The term “Change of Control,” as utilized herein, shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, in each case within the meaning of Treasury Regulation §1.409A-3(i)(5). The foregoing generally includes:

(i)	the acquisition of stock of the Company by any person or persons acting as a group that results in such person or group holding more than 50% of the stock of the Company by market value or voting power;

(ii)	the acquisition of stock of the Company by any person or persons acting as a group within any 12-month period representing at least 30% of the voting power of the Company’s stock;

(iii)	the election or appointment as director representing a majority of the Company’s Board of Directors of persons not endorsed by a majority of the members of the Company’s Board of Directors prior to their respective election or appointment; or

(iv)	the acquisition of assets of the Company by any person or persons acting as a group within any 12-month period representing at least 40% of the total gross fair market value of all assets of the Company immediately prior to such acquisition.

Notwithstanding the foregoing, no such transaction or series of transactions shall be deemed a “Change of Control” for purposes of this Agreement unless it constitutes a change in the ownership or effective control of the Company, or a change in the ownership or substantial portion of the assets of the Company, within the meaning of Treasury Regulation §1.409A-3(i)(5).

In order to implement the provisions of this Section 11.e., in connection with any Change of Control, the Company shall, as a condition thereto: (i) either (a) accelerate the vesting of all unvested stock options as of the date of the Change of Control or (b) cause the Buyer to either assume all stock options held by the Employee immediately prior to the Change of Control or grant equivalent substitute options containing substantially the same terms; (ii) cause the Buyer to assume all other equity awards granted under the Company’s Amended and Restated 2003 Equity Incentive Plan and held by the Employee immediately prior to the Change of Control; and (iii) take or cause the Buyer to take all such actions as is necessary with respect to equity awards held by the Employee on the date of the Change of Control, upon the first occurrence of any Trigger Event, to cause all unvested options to become exercisable, to cause all restrictions on any restricted stock or restricted stock units to lapse and to cause all conditions applicable to any long-term performance awards or performance shares to be terminated. The Company shall not otherwise take any action that would cause any equity awards held by the Employee that are not then exercisable or that are then subject to any restrictions or conditions to terminate prior to the Change of Control or Trigger Event, as otherwise permitted by the Company’s Amended and Restated 2003 Equity Incentive Plan or as may be permitted by the Buyer’s stock option plan, respectively.

IN WITNESS WHEREOF, the undersigned have executed this Amendment this             day of December 2010.

eResearchTechnology, Inc.

By:	/s/ Michael McKelvey
Michael McKelvey
President and Chief Executive Officer

By:	/s/ John B. Sory
John Sory

3